Capital Senior Living Corporation Signs
Merger Agreements With ILMs

DALLAS--(BUSINESS  WIRE)--Feb. 8, 1999--Capital Senior Living Corporation (NYSE:
CSU - news), one of the country's largest developers and operators of senior living communities, announced today that it has entered into separate agreements and plans of merger with ILM Senior Living, Inc. and ILM II Senior Living, Inc. for a combined transaction value of approximately $174 million. The transactions together will add a combined 13 communities to the current Capital portfolio of 19 owned communities.

Under the two merger agreements, both ILM Senior Living and ILM II Senior Living would separately merge with and into a 100% owned direct subsidiary of Capital Senior Living, with the aggregate issued and outstanding shares of ILM Senior Living and ILM II Senior Living common stock eligible to receive 65% of the merger consideration in cash (approximately $110.5 million) and 35% in 8% convertible trust preferred securities (with a liquidation value of approximately $59.5 million).

"We are extremely excited about the opportunity to move forward together with the ILMs. We believe this transaction will bring significant benefits to the shareholders of Capital, ILM and ILM II as well as ensure that the residents of the ILM communities continue to receive quality, uninterrupted services from Capital Senior Living," said Jeffrey L. Beck, Capital's Chief Executive Officer. "Capital Senior Living, ILM Senior Living and ILM II Senior Living have a history of working together. We have a proven track record with the ILMs by increasing operating income and occupancies at the communities since we began to manage them in 1996," said James A. Stroud, Capital's Chief Operating Officer. "These results reflect the shared operating strategy of Capital Senior Living and the ILMs of providing residents the ability to age in place by integrating independent living with assisted living and personal care. The ILM communities also mirror the type of communities currently owned by Capital which contain approximately 82% independent living and approximately 18% assisted living residences."

"The transactions will increase the critical mass of Capital by increasing the number of owned communities by 68%, from 19 to 32," said Lawrence A. Cohen, Chief Financial Officer. "Moreover, the transactions will add significant resident and health care revenue as well as EBITDA while lowering management fee income. Revenue from the communities being acquired approximated $34.2 million for the twelve month period ended May 31, 1998. Capital's revenue for the twelve month period ended September 30, 1998 was approximately $36.2 million and its resident and health care revenue over that same period was approximately $20.7 million. As a result, the transactions are expected to significantly increase the amount of revenue Capital derives from resident and health care services."

Capital Senior Living expects to account for the merger using the purchase method of accounting. Headquarters for the combined company will be in Dallas, Texas. Management at Capital Senior Living will run the combined company with Jeffrey L. Beck as Co-Chairman and Chief Executive Officer, James A. Stroud as Co-Chairman and Chief Operating Officer, Lawrence A. Cohen as Vice Chairman and Chief Financial Officer, and Keith N. Johannessen as President.

J. William Sharman, Jr., Chairman and CEO of ILM I stated: "We believe that this strategic merger



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provides our  shareholders an opportunity  both for liquidity and the ability to participate in the potential growth of the senior living industry. Capital has managed our facilities since 1996 and this merger ensures that there should be no disruption of services at the property level."

Both mergers have been approved by the boards of directors of each company and each transaction requires the approval of the shareholders of Capital Senior Living, ILM Senior Living and ILM II Senior Living. The mergers also are subject to certain other customary conditions, including regulatory approvals, and are expected to be completed during the second half of 1999.

Lehman Brothers, Inc. is acting as financial advisor to Capital Senior Living and Schroder & Co. Inc. is acting as financial advisor to ILM Senior Living and ILM II Senior Living in the mergers.

Capital Senior Living Corporation is one of the country's largest developers and operators of senior living communities. The Company currently operates 34 communities in 17 states with a capacity of approximately 5,700 residents. The Company currently has 30 communities under construction or development, which will have a capacity of approximately 4,600 residents, including 23 new Waterford Communities with a capacity of approximately 3,200 residents. The Company is also expanding 9 existing communities to accommodate approximately 600 additional residents. Upon completion of these developments and expansions, the Company is expected to increase its capacity to approximately 11,000 residents. The Company's operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and personal care to provide residents with the opportunity to age in place.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company's ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic condition generally, and satisfaction of closing conditions such as those pertaining to licensure. These and other risks are detailed in the Company's reports filed with the Securities and Exchange Commission.


Contact:

         Capital Senior Living Corp., Dallas
         Scott Shamblin, 972/770-5600